Exhibit 10.33

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is made as of the 27th day of December, 2012, by and between Daniel E. Greenleaf, an individual (“Executive”), and Apria Healthcare Group Inc., a Delaware corporation (“Apria”). In consideration of the payments and benefits described in Section 1 below to be provided to Executive pursuant to that certain Second Amended and Restated Executive Employment Agreement, effective as of November 30, 2010 and amended as of August 8, 2012 to which Executive and Apria are parties (the “Employment Agreement”), the sufficiency of which is acknowledged hereby, Executive and Apria agree as follows:

1. Subject to the revocation period referred to in Section 9(c) below having expired without the Executive’s having revoked this Release and in consideration of Executive’s general release of claims, his agreements in Sections 7, 8 and 9 of the Employment Agreement, and his other promises set forth herein, Apria shall pay to Executive a total of $2,377,096 in severance compensation, subject to standard withholding for federal and state taxes, which amount consists of the following components:

(i) $1,160,000, which is 200% of Executive’s annual base salary, pursuant to Sections 4(a) and 4(b) of the Employment Agreement,

(ii) $1,160,000, which is 200% of Executive’s targeted annual bonus, pursuant to Sections 4(a) and 4(b) of the Employment Agreement,

(iii) $57,096, which is 200% of the annual cost of obtaining medical, dental and vision insurance under COBRA, pursuant to Sections 4(a) and 4(b) of the Employment Agreement, and

(iv) $0 for accrued but unused paid vacation time based upon Apria’s current policy of non-accrual of vacation time,

all of which shall be paid in accordance with Apria’s regular payroll procedures in 52 consecutive installments every two weeks over the 24-month period beginning on the first payroll date in January 2013 subject to the expiration of the revocation period set forth in Section 9(c) below, each in the gross amount of $45,713.38. Executive shall also be entitled to receive 100% of the annual bonus in respect of 2012 that Executive would have received if he had been employed for the full 2012 calendar year, paid at such time as such bonus would have been paid had Executive remained employed with Apria. The determination of the 2012 bonus amount for Executive shall be based on the applicable 2012 performance metrics under the Apria 2012 Annual Executive Bonus Plan and actual results and made on a basis that is reasonably consistent the determinations applicable to other senior level executives of Apria and the Coram division, including any exercise of discretion to decrease or increase the bonus amount.

2. Executive acknowledges that Apria has paid Executive a total of $55,769.26 in salary, subject to standard withholding for federal and state taxes, which consists of the following components which are not contingent on the execution and non-revocation of this Release):

(i) $8,923.08, as all compensation amounts earned but not yet paid through November 29, 2012 (the “Termination Date”), and

(ii) $46,846.18, as compensation in lieu of the 30-day written notice referred to in Section 3(a) of the Employment Agreement (and the copy of this Release being delivered to Executive shall constitute such written notice),

Apria also shall reimburse Executive for reasonable business expenses incurred prior to the Termination Date and submitted for reimbursement within 30 days following the Termination Date and otherwise in compliance with Apria’s reimbursement policies.

3. In connection with Executive’s termination, and contemporaneously with the date hereof, Executive has subscribed for and acquired from Apria Holdings LLC ( “Holdings”), 348,877 of Holdings’ Class B Units and 290,731 of Holdings’ Class C Units (the “Units”) on the terms and subject to the conditions of the new Management Subscription Agreement (the “New Subscription Agreement”) attached hereto as Exhibit A. In addition, the existing Management Unit Subscription Agreements entered into between you, and Holdings, dated as of August 2, 2010 and December 3, 2010, respectively (together the “Other Subscription Agreements”) have been amended contemporaneously with the date hereof on the terms set forth in the letter agreement attached hereto as Exhibit B. Holdings and Executive agree that the matrix attached hereto as Exhibit C reflects Executive’s equity holdings in Holdings as of the date hereof, subject to the terms of the new Management Subscription Agreement attached hereto as Exhibit A and the Existing Subscription Agreements as amended.

4. On or as promptly as practicable after the Termination Date, Executive shall return to Apria his company-provided laptop computer, cell phone, BlackBerry, credit cards, electronic fuel card, electronic building access cards, keys and all other property of Apria other than Apria’s iPhone and iPad assigned to Executive, both of which shall become the property of Executive as of the Termination Date. He shall not take or copy in any form or manner any Apria files, financial information, lists of customers, prices, or any other confidential and proprietary materials or information of Apria or any of its subsidiaries or affiliates.

5. Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Executive of any violation of Apria’s policies or procedures, or state or federal laws or regulations. This Release may be introduced, however, in any proceeding to enforce the Release. Such introduction shall be pursuant to an order protecting its confidentiality, except insofar as a court declines to enter any such Order.

6. Except for (i) those obligations created by or arising out of this Release, (ii) any rights Executive may have under the agreements related to his Class B and Class C Units, and any deferred compensation, retirement, 401(k), or similar benefit plans of Apria, and (iii) the continuing right to indemnification as provided by applicable law or in Apria’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, or any indemnification rights of Executive otherwise provided pursuant to the Agreement and Plan of Merger among Apria, Sky Acquisition LLC, and Sky Merger Sub Corporation, dated as of June 18, 2008, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the “Apria Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or the termination of his employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, the state and federal Worker Adjustment and Retraining Notification Act, the California Business and Professions Code, or any common law or statutory claim for fraud, wrongful termination, violation of public policy or defamation, or any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

Except for those obligations created by or arising out of this Release, and except as provided below, Apria on behalf of itself and the Apria Releasees (to the extent the matter in question arises on the basis of their relationship to Apria) hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Executive from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, whether or not concealed or hidden, arising out of or in any way connected with Executive’s employment relationship with any Apria Releasee or his voluntary resignation from employment with the Apria Releasees, or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, which Apria now owns or holds or has at any time heretofore owned or held as against Executive.

7. It is the intention of Apria and Executive in executing this Release that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Apria and Executive hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Apria and Executive, and each of them, acknowledge that either may hereafter discover claims or facts in addition to or different from those which either or both of them now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Apria and Executive each hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Apria and Executive each acknowledge that it or he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

8. The terms and conditions of this Release shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Executive will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Release or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Apria concerning any of the claims released by this Release or relating to Executive’s employment with Apria, Apria shall provide to third parties Executive’s dates of employment with Apria and its predecessors and his job titles during such employment, in accordance with the normal practices of Apria’s human resources department.

9. Executive expressly acknowledges and agrees that, by entering into this Release, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges that:

a. He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

b. He was given a copy of this Release on November 29, 2012, and informed that he had until December 27, 2012 to consider this Release, although he is free to execute this Release anytime prior to that date as indicated in Section 20 below; and

c. He was informed that he has seven days following the date of his execution of this Release in which to revoke this Release, which revocation may be effected by means of a written notice sent to the General Counsel of Apria at Apria’s corporate headquarters, provided that in all events any revocation must be received by Apria during the seven-day revocation period.

d. Apria and Executive agree that this Release will not become effective or enforceable until the seven-day revocation period has expired without Executive’s having revoked this Release. Moreover, if this Release is revoked, all “Performance-Vesting Units” referered to in the Other Subscription Agreements and the New Subscription Agreement shall immediately be forfeited and canceled with no further action required by any party.

10. Apria and Executive each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

11. Apria and Executive acknowledge that any employment relationship between them (including with any other Apria Releasee) will terminate on the Termination Date, that they have no further employment relationship except as may arise out of this Release and that Executive waives any right or claim to reinstatement as an employee of any Apria Releasee and will not seek employment in the future with Apria, unless by mutual consent. Nothing herein shall be construed as voiding Executive’s entitlement to post-termination payments pursuant to Section 1 above or Apria’s (or any of its affiliates as the case may be) rights pursuant to Sections 7, 8 and 9 of the Employment Agreement. Executive agrees that, following the termination of his employment with Apria, (i) he will, at no cost to him, cooperate with any reasonable request Apria may make for information or assistance with respect to any matter involving Executive during his period of employment, and (ii) he will not at any time, directly or indirectly, disparage Apria or any Apria Releasee or take any action with the intention of injuring the business, prospects or reputation of Apria or any Apria Releasee. Apria, on behalf of itself and the Apria Releasees, agrees that it will use its best efforts to cause its officers and directors not to disparage Executive in any way.

12. This Release shall be incorporated into and made a part of the Employment Agreement as of the date hereof. This Release, together with the Employment Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Release does not, however, affect Executive’s rights under any Apria retirement, 401(k), or similar benefit plan. This Release also does not modify the provisions of any agreement pursuant to which Executive has been granted equity in Apria or any of its affiliates.

13. If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

14. This Release and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

15. This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16. Any dispute or controversy between Executive on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Release or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with any Apria Releasee or the termination of Executive’s employment with any Apria Releasee, shall be submitted for resolution by arbitration in accordance with the provisions of the Employment Agreement. APRIA AND EXECUTIVE ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE UNDER THIS RELEASE, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A JUDICIAL RESOLUTION OF THE DISPUTE.

17. No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

18. In entering this Release, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Release and have had the opportunity to have the Release explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

19. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Release and which are not inconsistent with its terms.

20. Executive hereby declares as follows:

I, Daniel E. Greenleaf, hereby acknowledge that I was given until December 27, 2012 to consider the foregoing Release and voluntarily chose to sign the Release prior to that date.

I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Release this      day of December, 2012.

Daniel E. Greenleaf

APRIA HEALTHCARE GROUP INC.

By:

EXHIBIT A

MANAGEMENT SUBSCRIPTION AGREEMENT

EXHIBIT B

LETTER AGREEMENT

EXHIBIT C

EQUITY MATRIX

Grant Date	Original Offset Amount	Revised Offset Amount	Original Time- Vesting B Units	Retained (Vested) Time-Vested B Units	Original Performance- Vesting B Units	Retained (but Unvested) Performance- Vesting B Units	Original Performance- Vesting C Units	Retained (but Unvested) Performance- Vesting C Units
3/11/2009	$0.00	$0.00	2,515,327	2,012,262	1,257,662	1,257,662	1,257,663	1,257,663
9/10/2010	$0.42	$0.10	193,487	87,069	96,743	96,743	96,743	96,743
12/15/2010	$0.42	$0.10	581,462	232,585	290,731	290,731	290,731	290,731
12/21/2012	$0.10	$0.10	581,462	58,146	290,731	290,731	290,731	290,731

Total:			3,871,738	2,390,062	1,935,867	1,935,867	1,935,868	1,935,868

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